Blue Coat

Print Confirmation

Blue Coat Corporation has received your election form dated 2007-04-30 14:18:46 PST, by which you made the following elections with respect to your Eligible Options:

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PRINT A CONFIRMATION

This will serve as the election Print Confirmation in the event our system does not register your election or provide you with an emailed "Election Confirmation Statement" within one business day after your submission. If you do not receive a confirmation email within one business day after your submission, please forward a copy of your Print Confirmation via email to stock.admin@bluecoat.com or fax a copy of your Print Confirmation to Sonia Sexton at (408) 220-2106 prior to the expiration of the Offer

Grant Date	Option Number	Option Plan	Exercise Price Per Share	Total Number of Shares Subject to Outstanding Option	Number of Shares Subject to Portion Qualifying as Eligible Option	Actual Grant Date	Fair Market Value of Blue Coat Common Stock on Actual Grant Date	Amend Entire Eligible Portion?
7/30/2003	2452	1999/NQ	$5.44	600	388	8/6/2003	$5.46	Y
5/23/2005	3125	1999/NQ	$18.08	200	200	5/26/2005	$18.65	Y

If you change your mind, you may change your elections with respect to your Eligible Options by accessing the Offer website at https://toadmin.bluecoat.com and completing a new Election Form before 11:59 p.m., Pacific Time on May 29, 2007. Any questions or requests for assistance should be directed to stock.admin@bluecoat.com. You may also obtain a paper Election Form by sending an e-mail to stock.admin@bluecoat.com if you prefer to submit your election in that manner.

Please note that our receipt of your Election Form is not by itself an acceptance of the Eligible Option. For purposes of the Offer, Blue Coat will be deemed to have accepted those Eligible Options properly tendered pursuant to the Offer and not otherwise withdrawn only when Blue Coat gives written or electronic notice to the option holders generally of its acceptance of such options. Such notice may be made by e-mail or other method of communication. Blue Coat's formal acceptance is expected to take place immediately following the expiration date of the Offer.

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Blue Coat

PRINT CONFIRMATION

Blue Coat Systems, Inc. has received your election form dated 2007-04-30 14:18:46 Pacific Time, by which you made the following elections with respect to your Eligible Options:

Grant Date	Option Number	Option Plan	Exercise Price Per Share	Total Number of Shares Subject to Outstanding Option	Number of Shares Subject to Portion Qualifying as Eligible Option	Actual Grant Date	Fair Market Value of Blue Coat Common Stock on Actual Grant Date	Amend Entire Eligible Portion?
7/30/2003	2452	1999/NQ	$5.44	600	388	8/6/2003	$5.46	Y
5/23/2005	3125	1999/NQ	$18.08	200	200	5/26/2005	$18.65	Y

If you change your mind, you may change your elections with respect to your Eligible Options by accessing the Offer website at https://toadmin.bluecoat.com and completing a new Election Form before 11:59 p.m., Pacific Time on May 29, 2007 (unless we extend the Offer). Any questions or requests for assistance should be directed to stock.admin@bluecoat.com. You may also obtain a paper Election Form by sending an e-mail to stock.admin@bluecoat.com if you prefer to submit your election in that manner.

Please note that our receipt of your Election Form is not by itself an acceptance of the Eligible Option. For purposes of the Offer, Blue Coat will be deemed to have accepted those Eligible Options properly tendered pursuant to the Offer and not otherwise withdrawn only when Blue Coat gives written or electronic notice to the option holders generally of its acceptance of such options. Such notice may be made by e-mail or other method of communication. Blue Coat's formal acceptance is expected to take place immediately following the expiration date of the Offer.